Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS 2018 SECOND QUARTER FINANCIAL RESULTS

LAS VEGAS, August 2, 2018 - Pinnacle Entertainment, Inc. (NASDAQ: PNK) ("Pinnacle" or the "Company") today reported financial results for the second quarter ended June 30, 2018. The results reflect the Company’s adoption of the new revenue recognition standard ("ASC 606"), effective January 1, 2018. The Company adopted ASC 606 using the modified retrospective method, therefore, prior period amounts have not been adjusted.

2018 Second Quarter Highlights:

•
Net revenues decreased by $6.0 million or 0.9% year over year to $647.6 million. The adoption of ASC 606 resulted in a reduction of 2018 second quarter net revenues of approximately $3.6 million or 0.6%, relative to the Company's prior accounting methodology.

•
Net income increased by $13.4 million to $21.8 million from $8.4 million in the prior year period, while the related margin increased to 3.4% from 1.3% in the prior year period. GAAP diluted net income per share was $0.35 versus $0.15 in the prior year period. Net income was positively impacted by $3.6 million, or $0.06 of GAAP diluted net income per share, relating to the release of an income tax reserve. The adoption of ASC 606 resulted in an increase of 2018 second quarter net income of approximately $0.2 million or 1.2%, relative to the Company's prior accounting methodology.

•
Consolidated Adjusted EBITDAR increased by $1.2 million or 0.7% year over year to $181.9 million from $180.7 million in the prior year period. The adoption of ASC 606 resulted in an increase of 2018 second quarter Consolidated Adjusted EBITDAR of approximately $0.2 million or 0.1%, relative to the Company's prior accounting methodology.

•
Consolidated Adjusted EBITDAR margin increased by 50 basis points year over year to 28.1%. The adoption of ASC 606 resulted in a 20 basis point positive impact to 2018 second quarter Consolidated Adjusted EBITDAR margin, relative to the Company's prior accounting methodology.

•	Consolidated Adjusted EBITDAR growth and margin expansion were led by strong performance of Belterra Resort, The Meadows, Ameristar Black Hawk, Ameristar St. Charles, and Ameristar Vicksburg.

Additional Highlights:

•
The Company repaid $46.5 million of Conventional Debt in the 2018 second quarter, reducing the Company's Conventional Debt balance to $757.6 million as of June 30, 2018. The Company anticipates achieving a Conventional Debt balance of below $700 million by the end of the 2018 third quarter.

•
On December 17, 2017, the Company entered into a definitive agreement under which Penn National Gaming, Inc. (NASDAQ:PENN) ("Penn National") will acquire the Company. Under the terms of the agreement, Pinnacle stockholders will receive consideration of $20.00 in cash and 0.42 shares of Penn National common stock for each Pinnacle share they own. The transaction was approved by the shareholders of both companies at special meetings held on March 29, 2018.

•
The proposed acquisition of the Company by Penn National has been approved by gaming regulators in Illinois, Indiana, Louisiana, Mississippi, Ohio (Casino Control Commission), Pennsylvania (Gaming Control Board and Racing Commission) and West Virginia. The transaction is subject to remaining required regulatory approvals and is expected to close early in the 2018 fourth quarter.

Summary of 2018 Second Quarter Financial Results

	Three months ended June 30,
(amounts in thousands, except per share data, unaudited)	2018	2017
Net revenues	$647,634	$653,642
Net income (1)	$21,766	$8,426
Net income margin (1)	3.4%	1.3%
Consolidated Adjusted EBITDAR (2)	$181,903	$180,707
Consolidated Adjusted EBITDAR margin (2)	28.1%	27.6%
Consolidated Adjusted EBITDA, net of Lease Payments (2)	$79,041	$79,392
Operating income (1)	$119,949	$106,453
Net income attributable to Pinnacle Entertainment, Inc.	$21,897	$9,377
Diluted net income per share	$0.35	$0.15

(1)
Net income and operating income for the three months ended June 30, 2018 include $0.7 million in pre-opening, development and other costs and $2.6 million of write-downs, reserves and recoveries, net, versus $1.8 million and $7.9 million, respectively, in the prior year period.

(2)
For a further description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments, see the Glossary of Terms and Non-GAAP Financial Measures and the reconciliations to the GAAP equivalent financial measures below.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, "Our 2018 second quarter financial performance continued our trend of driving more efficient operations and improving our balance sheet, as we move toward completing our transaction with Penn National. Our Consolidated Adjusted EBITDAR and margins grew year over year, despite a modest decline in net revenue. We also repaid $46.5 million of debt, reducing our Conventional Debt balance to $757.6 million at the end of the 2018 second quarter. In what is historically our strongest free cash flow quarter of each year, we believe we will reduce our Conventional Debt balance to below $700 million by the end of the 2018 third quarter.
“We made significant progress on the renovation of the Ameristar East Chicago casino floors and expansion of this business. In the 2018 second quarter, we unveiled the new land-based high limit space. The new high limit gaming space contains approximately 95 slot machines and 14 table games, as well as other dedicated amenities, and has been very well received by the guests of Ameristar East Chicago.
“Significant milestones have been achieved in completing our transaction with Penn National, including the approval of the transaction by the shareholders of both companies and gaming regulatory approvals in several states. We continue to work closely with the Penn National team to obtain the remaining regulatory approvals and in coordinating a smooth transition and seamless integration upon the closing of the transaction. We expect to complete the transaction early in the 2018 fourth quarter,” concluded Mr. Sanfilippo.

2018 Second Quarter Operational Review
Midwest Segment
In the Midwest segment, net revenues increased by $3.2 million or 0.8% year over year to $392.9 million in the 2018 second quarter. Adjusted EBITDAR increased by $5.3 million or 4.9% year over year to $114.4 million and Adjusted EBITDAR margin was 29.1%, an increase of 110 basis points year over year.
Belterra Casino Resort generated Adjusted EBITDAR growth in excess of 20% and margin expansion of approximately 380 basis points, driven by low single digit net revenue growth and marketing and advertising and general and administrative expense reductions.
The Meadows generated Adjusted EBITDAR growth in excess of 10% and margin expansion of approximately 210 basis points despite a low-single digit decline in net revenues. These results were achieved by continuing to drive profitable table gaming revenues and through strategic marketing efficiencies, which have been aided by the implementation of the Company's mychoice guest loyalty program in the 2018 first quarter. Additionally, the financial performance of The Meadows benefited from general and administrative expense reductions.
Ameristar St. Charles generated mid-single digit Adjusted EBITDAR growth and margin expansion of approximately 100 basis points, driven by low single digit net revenue growth and marketing and advertising and general and administrative expense reductions.
South Segment
In the South segment, net revenues decreased by $10.9 million or 5.4% year over year to $190.9 million in the 2018 second quarter. Adjusted EBITDAR decreased by $6.5 million or 9.6% to $61.3 million. Adjusted EBITDAR margin was 32.1%, a decrease of 150 basis points year over year.
Ameristar Vicksburg generated high-single digit Adjusted EBITDAR growth and margin expansion of 160 basis points, driven principally by low-single digit net revenue growth. Revenue growth at Ameristar Vicksburg was achieved in conjunction with expense discipline, with the overall cost structure of the property unchanged year over year.
L'Auberge Lake Charles continues to perform well, by prudently managing its cost structure and generating growth of key business metrics. Slot machine coin-in and revenue increased at a meaningful high single digit and low single digit pace, respectively, in the 2018 second quarter, which mitigated a decline in table gaming revenue. Table gaming volume and hold percentage experienced normal volatility and both declined year over year, which affected the profitability of L'Auberge Lake Charles in the 2018 second quarter. As a result, Adjusted EBITDAR experienced a low-double digit decline and margins contracted approximately 250 basis points in the 2018 second quarter.
L'Auberge Baton Rouge effectively managed its business through a period that contained difficult comparisons. L'Auberge Baton Rouge experienced a decline of Adjusted EBITDAR of approximately 22% and a 310 basis point contraction in margins, driven by a mid-teens decline in net revenues. Net revenues at L'Auberge Baton Rouge were negatively affected, in part, by difficult comparisons from elevated economic activity in the greater Baton Rouge area from flood recovery efforts in the prior year period. Additionally, 2018 second quarter financial results reflect the initial negative impact of the smoking ban put in place in Baton Rouge, which went into effect on June 1, 2018. Efficiencies implemented in the cost structure of the business and streamlined marketing expenditures helped mitigate lower revenues in comparison to the prior year period.

West Segment
West segment net revenues were $62.5 million in the 2018 second quarter, an increase of $1.7 million or 2.8% year over year. Adjusted EBITDAR was $24.9 million, an increase of $1.3 million or 5.5% year over year. Adjusted EBITDAR margin was 39.8%, an increase of 100 basis points year over year.
Ameristar Black Hawk produced low-single digit growth in net revenues coupled with mid-single digit Adjusted EBITDAR growth. Adjusted EBITDAR margin expanded approximately 120 basis points year over year. The operating results at Ameristar Black Hawk were driven by a mid-single digit increase in gaming revenues and continued marketing and advertising efficiencies.
Corporate Expenses and Other
Corporate expenses and other, which is principally comprised of corporate overhead expenses, as well as the Retama Park Racetrack management operations, decreased by $1.1 million in the 2018 second quarter to $18.7 million.
Adoption of ASC 606
The Company's 2018 second quarter financial results reflect the adoption of the new revenue recognition standard ("ASC 606"), effective January 1, 2018. The Company adopted ASC 606 using the modified retrospective method, therefore, year over year comparability is reduced since prior period amounts have not been adjusted. The adoption of ASC 606 resulted in an approximate $3.6 million, or 0.6%, and $6.4 million, or 0.5%, reduction in net revenues for the three and six months ended June 30, 2018, respectively, with no material impact on operating income, net income or Consolidated Adjusted EBITDAR.

•
ASC 606 changed the accounting for our mychoice program reward credits earned by our customers. The Company is now required to defer revenue at the estimated standalone selling price of mychoice credits as they are earned by our customers and recognize revenue when the credits are redeemed. Prior to the adoption of ASC 606, the estimated liability for unredeemed credits was accrued based on the estimated cost of the goods or services to be provided.

•
ASC 606 changed the classification of charges associated with our mychoice tier accrual for third-party annual gifts. These charges were previously recorded to gaming expenses and now are recognized as a reduction to gaming revenue.

•
ASC 606 changed the accounting for complimentaries. The Company previously did not present revenue for goods and services provided to customers for free as an inducement to gamble (discretionary and non-discretionary complimentaries). Complimentaries related to an inducement to gamble (i.e., gaming contracts) are now recognized at standalone selling prices with an offsetting reduction to gaming revenues.

The amount by which each line item in our unaudited Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2018 was affected by ASC 606 as compared with the accounting literature that was in effect before the change was as follows:

	For the three months ended June 30, 2018
	As Reported - With Adoption of ASC 606	As Adjusted - Without Adoption of ASC 606	Effect of Accounting Change Increase/(Decrease)

	(amounts in thousands, except per share data, unaudited)
Revenues (1):
Gaming	$505,903	$579,585	$(73,682)
Food and beverage	72,421	33,318	39,103
Lodging	42,552	13,854	28,698
Retail, entertainment and other	26,758	24,522	2,236
Total revenues	647,634	651,279	(3,645)
Expenses and other costs (2):
Gaming	265,955	315,591	(49,636)
Food and beverage	63,735	30,263	33,472
Lodging	15,451	7,031	8,420
Retail, entertainment and other	14,301	10,451	3,850
Other expenses and other costs	168,243	168,243	—
Total expenses and other costs	527,685	531,579	(3,894)
Operating income	$119,949	$119,700	$249

Net income	$21,766	$21,517	$249
Net income attributable to Pinnacle Entertainment, Inc.	$21,897	$21,648	$249
Net income per common share:
Basic	$0.38	$0.38	$—
Diluted	$0.35	$0.35	$—

(1)
The decrease in gaming revenues is principally attributable to the allocation of portions of the transaction price in gaming transactions to (a) complimentary hospitality and other revenues of $70.7 million, which increased food and beverage; lodging; and retail, entertainment and other, and (b) certain tier benefits, such as the annual gift, of $3.5 million, which was previously included in gaming expenses. These decreases were offset by a net $0.5 million increase in other adjustments.

(2)
The decrease in gaming expenses is principally attributable to (a) the cessation of the Company’s prior accounting practice of including the estimated costs of providing complimentaries in gaming expenses rather than in food and beverage; lodging; and retail, entertainment and other; expenses of $40.7 million, and (b) the allocation of a portion of the transaction price in gaming transactions to certain tier benefits, such as the annual gift, of $3.5 million, which was previously included in gaming expenses.

	For the six months ended June 30, 2018
	As Reported - With Adoption of ASC 606	As Adjusted - Without Adoption of ASC 606	Effect of Accounting Change Increase/(Decrease)

	(amounts in thousands, except per share data, unaudited)
Revenues (1):
Gaming	$1,005,166	$1,148,095	$(142,929)
Food and beverage	142,088	64,943	77,145
Lodging	80,371	25,287	55,084
Retail, entertainment and other	48,404	44,150	4,254
Total revenues	1,276,029	1,282,475	(6,446)
Expenses and other costs (2):
Gaming	524,718	621,899	(97,181)
Food and beverage	126,459	59,835	66,624
Lodging	29,797	12,871	16,926
Retail, entertainment and other	24,732	17,789	6,943
Other expenses and other costs	335,037	335,037	—
Total expenses and other costs	1,040,743	1,047,431	(6,688)
Operating income	$235,286	$235,044	$242

Net income	$43,560	$43,318	$242
Net income attributable to Pinnacle Entertainment, Inc.	$43,840	$43,598	$242
Net income per common share
Basic	$0.77	$0.76	$0.01
Diluted	$0.70	$0.70	$—

(1)
The decrease in gaming revenues is principally attributable to the allocation of portions of the transaction price in gaming transactions to (a) complimentary hospitality and other revenues of $137.6 million, which increased food and beverage; lodging; and retail, entertainment and other, and (b) certain tier benefits, such as the annual gift, of $5.9 million, which was previously included in gaming expenses. These decreases were offset by a net $0.6 million increase in other adjustments.

(2)
The decrease in gaming expenses is principally attributable to (a) the cessation of the Company’s prior accounting practice of including the estimated costs of providing complimentaries in gaming expenses rather than in food and beverage; lodging; and retail, entertainment and other; expenses of $80.5 million, and (b) the allocation of a portion of the transaction price in gaming transactions to certain tier benefits, such as the annual gift, of $5.9 million, which was previously included in gaming expenses.

Lease Payments

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017

	(amounts in thousands, unaudited)
Reduction of Financing Obligation	$6,167	$12,239	$19,254	$24,036
Percentage rent credit receivable (1)	191	—	191	—
Interest expense attributable to Financing Obligation (2)	90,058	82,718	171,354	163,880
Total payments to GLPI related to Master Lease (2)	$96,416	$94,957	$190,799	$187,916

Long-term prepaid rent	$2,275	$2,275	$4,550	$4,550
Rent expense attributable to Meadows Lease (3)	4,171	4,083	8,343	8,166
Total payments to GLPI related to Meadows Lease (3)	$6,446	$6,358	$12,893	$12,716

(1)
Prior to the finalization of the reset percentage rent in July 2018, the Company continued to make the monthly lease payment based on the initial percentage rent established at lease inception. Consequently, the lease payment made in August 2018 was reduced by the $0.2 million overpayment from the May and June 2018 lease payments.

(2)
In May 2017 and May 2018, the rent due under the Master Lease was increased by the building base rent escalator, which were for annual amounts of $5.8 million and $5.9 million, respectively. The building base rent escalator is recorded as interest expense as incurred. Furthermore, in May 2018, the percentage rent under the Master Lease was reset to a new two-year annual amount of $43.0 million.

(3)	In October 2017, the annual rent due under the Meadows Lease was increased by the base rent escalator. The base rent escalator is recorded as rent expense as incurred.
Interest Expense

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017

	(amounts in thousands, unaudited)
Interest expense from Financing Obligation	$90,058	$82,718	$171,354	$163,880
Interest expense from Conventional Debt	11,177	13,982	22,441	27,087
Interest income	(34)	(62)	(207)	(216)
Capitalized interest	(72)	(8)	(106)	(13)
Interest expense, net	$101,129	$96,630	$193,482	$190,738
Liquidity and Capital Expenditures
Liquidity
As of June 30, 2018, the Company had $148.6 million in cash and cash equivalents. As of June 30, 2018, $162.5 million was drawn on the Company's $400.0 million revolving credit facility and $9.2 million of letters of credit were outstanding.
As of June 30, 2018, the Company had a total principal balance of Conventional Debt of $757.6 million, a decrease of $46.5 million compared to the balance as of March 31, 2018.
Capital Expenditures
Capital expenditures were approximately $21.3 million in the 2018 second quarter and related to the Company's existing assets, businesses and corporate initiatives.

Pending Merger
As previously announced, on December 17, 2017, Pinnacle entered into an agreement and plan of merger with Penn National, pursuant to which Penn National will acquire all of the outstanding common shares of Pinnacle in a cash and stock transaction. Under the terms of the agreement and plan of merger, Pinnacle stockholders will receive $20.00 in cash and 0.42 shares of Penn National common stock for each Pinnacle share.
At a special meeting held on March 29, 2018, Pinnacle stockholders approved the acquisition of the Company by Penn National by voting affirmatively to adopt the merger agreement for the transaction. Additionally, on that same day, the stockholders of Penn National approved the acquisition of Pinnacle by voting affirmatively for the issuance of Penn National’s common stock to Pinnacle stockholders as consideration in the proposed transaction. The proposed acquisition of the Company by Penn National Gaming, Inc. has been approved by gaming regulators in Illinois, Indiana, Louisiana, Mississippi, Ohio (Casino Control Commission), Pennsylvania (Gaming Control Board and Racing Commission) and West Virginia. The transaction is subject to customary closing conditions and remaining regulatory approvals. The transaction is expected to close early in the 2018 fourth quarter.

Investor Call
Pinnacle will not host an investor conference call or webcast related to the announcement of its 2018 second quarter financial results due to its pending acquisition by Penn National. Investors may find a detailed report of the Company’s 2018 second quarter results in the tables below, as well as in financial statements and related footnotes on Form 10-Q to be filed with the U.S. Securities and Exchange Commission (“SEC”) on August 7, 2018.

Additional Information
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In connection with the proposed merger, Penn National has filed with the SEC a registration statement on Form S-4 (File No. 333-222936) that includes a preliminary joint proxy statement of Penn National and Pinnacle that also constitutes a prospectus of Penn National. Penn National and Pinnacle also plan to file other relevant documents with the SEC regarding the proposed merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FORM S-4, INCLUDING THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the preliminary joint proxy statement/prospectus and other relevant documents filed by Penn National and Pinnacle with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Penn National can be obtained, without charge, by directing a request to Justin Sebastiano, Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Tel. No. (610) 401-2029. Copies of the documents filed with the SEC by Pinnacle can be obtained, without charge, by directing a request to Vincent Zahn, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, Tel. No. (702) 541-7777.

Glossary of Terms
Adjusted EBITDAR: is defined for each segment as earnings before interest income and expense; income taxes; depreciation; amortization; rent expense associated with the Meadows Lease; pre-opening, development and other costs; non-cash share-based compensation; asset impairment costs; write-downs, reserves, recoveries; inter-company management fees, gain (loss) on sale of certain assets; gain (loss) on early extinguishment of debt; gain (loss) on sale of discontinued operations; and discontinued operations. The Company uses Adjusted EBITDAR to compare operating results among its properties and between accounting periods.
Adjusted EBITDAR margin: is defined as each segment’s Adjusted EBITDAR divided by net revenues for such segment. The Company uses Adjusted EBITDAR margin to compare operating results among its properties and between accounting periods.
Cash Income Taxes: is defined as the cash payments made for income taxes to Federal and State governmental agencies during the period.
Cash Interest Expense: is defined as the cash paid for interest on Conventional Debt (which is defined below) in the period.
Capital expenditures: is defined as cash payments made in connection with capital improvements at the Company's existing operating businesses, for corporate initiatives or on growth and expansion projects, both stand alone and to improve the Company's existing operating businesses. These reflect cash payments made during the period as opposed to accrued capital expenditures reflected in the financial statements.
Consolidated Adjusted EBITDAR: is defined as earnings before interest income and expense, income taxes, depreciation, amortization, rent expense associated with the Meadows Lease, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. Management eliminates the results from discontinued operations at the time they are deemed discontinued.
Consolidated Adjusted EBITDA, net of Lease Payments: is defined as Consolidated Adjusted EBITDAR (which is defined above) minus Lease Payments (which is defined below).
Consolidated Adjusted EBITDAR Margin: The Company defines Consolidated Adjusted EBITDAR margin as Consolidated Adjusted EBITDAR divided by revenues on a consolidated basis.
Conventional Debt: is defined as debt from borrowed money, which substantially consists of the outstanding principal amount from the Company's senior secured credit facilities, which consists of a $400 million revolving credit facility, a term loan A facility, and the Company's 5.625% Senior Notes due 2024.
Financing Obligation: is defined as the liability recorded on the Company's balance sheet in connection with the Master Lease. As a result of the transaction with GLPI, the Company's Master Lease with GLPI is accounted for as a financing obligation in accordance with GAAP. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI under the Master Lease over the remaining lease term, which includes all renewal options. The derivation of the present value of the future minimum lease payments is made using an imputed borrowing rate of 10.5%.

Lease Payments: is defined as cash rent payments made to GLPI for the Master Lease and the Meadows Lease. The Company’s annual rent payment is currently $387.5 million under the Master Lease. The Company began making rent payments to GLPI under the Master Lease on April 28, 2016. The Company’s annual rent payment is currently $25.8 million under the Meadows Lease. The Company began making rent payments to GLPI under the Meadows Lease on September 9, 2016.
Master Lease or GLPI Master Lease: is defined as the lease the Company entered into on April 28, 2016 through which it leases real property for the operation of 14 gaming entertainment businesses from GLPI. The lease has a 35-year term, with an initial term of 10-years and five, five year renewal periods (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x, and periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning with lease year three, which commenced May 1, 2018).
Meadows Lease: is defined as the lease the Company entered into on September 9, 2016 through which it leases real property for the operation of The Meadows Racetrack and Casino (The Meadows) gaming entertainment business. The lease has a 10-year initial term with renewal terms up to a total of 29 years (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x in lease year one, 1.9x in lease year two, and 2.0x thereafter. Additionally, the lease is subject to periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning in lease year three).
Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.
The Company uses Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDAR has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management also reviews pre-opening, development and other costs separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin are useful measures for investors because they are indicators of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDAR also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDAR does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
In addition, the Company uses Consolidated Adjusted EBITDA, net of Lease Payments as a relevant and useful measure to compare operating results between accounting periods. Management believes that Consolidated Adjusted EBITDA, net of Lease Payments is useful to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Lease Payments.

Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definitions based on historical activity.
Each of these measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 16 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio and Pennsylvania. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Forward Looking Statements
This communication may contain certain forward-looking statements, including certain plans, expectations, goals, projections, and statements regarding Pinnacle’s business generally, expected results of operations and future operating performance and future growth, about the benefits of the proposed merger, adequacy of resources to fund development and expansion projects, liquidity, financing options, Pinnacle’s plans, objectives, expectations and intentions, the expected timing of the completion of the proposed merger, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including: Pinnacle’s sensitivity to reductions in consumers’ discretionary spending as a result of downturns in the economy; significant competition in the gaming industry in all of Pinnacle’s markets, which could adversely affect revenues and profitability; Pinnacle is required to pay a significant portion of its cash flows pursuant to and subject to the terms and conditions of the Master Lease and Meadows Lease, which could adversely affect our ability to fund Pinnacle’s operations and growth and limit Pinnacle’s ability to react to competitive and economic changes; fluctuations in the trading volume and market price of shares of Pinnacle’s common stock, general business and market conditions; risks related to the acquisition of Pinnacle by Penn National and the integration of the businesses and assets to be acquired; the possibility that the proposed merger does not close when expected or at all because required regulatory, or other, approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the risk that the financing required to fund the proposed merger is not obtained on the terms anticipated or at all; the possibility that the Boyd Gaming Corporation and/or Gaming and Leisure Properties, Inc. deals do not close in a timely fashion or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed merger; potential litigation challenging the transaction; the possibility that the anticipated benefits of the proposed merger are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the two companies; the possibility that the anticipated divestitures are not completed in the anticipated time frame or at all; the possibility that additional divestitures may be required; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; litigation relating to the proposed merger; risks associated with increased leverage from the transaction; and additional factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Penn National’s and Pinnacle’s respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”). Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of Penn National and Pinnacle. Pinnacle does not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

References in this press release to "Pinnacle Entertainment, Inc.," "Pinnacle," "Company," "we," "our" or "us" refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Ameristar, Belterra, Boomtown, Casino Magic, L’Auberge, River City, Meadows, mychoice, and Belterra Park are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations & Financial Media Inquiries
Vincent J. Zahn, CFA
Vice President & Treasurer
investors@pnkmail.com
(702) 541-7777

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Revenues:
Gaming	$505,903	$581,974	$1,005,166	$1,156,143
Food and beverage	72,421	33,974	142,088	67,229
Lodging	42,552	13,475	80,371	25,462
Retail, entertainment and other	26,758	24,219	48,404	44,782
Total revenues	647,634	653,642	1,276,029	1,293,616
Expenses and other costs:
Gaming	265,955	316,234	524,718	629,473
Food and beverage	63,735	32,277	126,459	63,691
Lodging	15,451	6,501	29,797	12,563
Retail, entertainment and other	14,301	11,638	24,732	19,930
General and administrative	115,316	114,659	227,850	227,274
Depreciation and amortization	49,625	56,157	99,664	112,175
Pre-opening, development and other costs	705	1,795	2,525	2,594
Write-downs, reserves and recoveries, net	2,597	7,928	4,998	8,452
Total expenses and other costs	527,685	547,189	1,040,743	1,076,152
Operating income	119,949	106,453	235,286	217,464
Interest expense, net	(101,129)	(96,630)	(193,482)	(190,738)
Loss from equity method investment	(89)	(90)	(89)	(90)
Income before income taxes	18,731	9,733	41,715	26,636
Income tax benefit (expense)	3,035	(1,307)	1,845	(1,002)
Net income	21,766	8,426	43,560	25,634
Less: net loss attributable to non-controlling interest	131	951	280	960
Net income attributable to Pinnacle Entertainment, Inc.	$21,897	$9,377	$43,840	$26,594
Net income per common share:
Basic	$0.38	$0.17	$0.77	$0.47
Diluted	$0.35	$0.15	$0.70	$0.43
Weighted average common shares outstanding:
Basic	57,543	56,648	57,225	56,314
Diluted	62,266	61,884	62,255	61,463

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Pinnacle Entertainment, Inc.
Supplemental Information
Revenues, Adjusted EBITDAR, Consolidated Adjusted EBITDAR and
Consolidated Adjusted EBITDA, net of Lease Payments
(amounts in thousands, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Revenues:
Midwest (1)	$392,904	$389,722	$770,449	$780,023
South (2)	190,868	201,794	380,962	394,265
West (3)	62,554	60,773	122,200	116,750
Total Segment Revenues	646,326	652,289	1,273,611	1,291,038
Corporate and Other (4)	1,308	1,353	2,418	2,578
Total Revenues	$647,634	$653,642	$1,276,029	$1,293,616

Adjusted EBITDAR:
Midwest (1)	$114,437	$109,150	$224,292	$222,035
South (2)	61,327	67,783	124,929	129,529
West (3)	24,845	23,591	48,005	44,080
Segment Adjusted EBITDAR	200,609	200,524	397,226	395,644
Corporate Expenses and Other (4)	(18,706)	(19,817)	(37,660)	(40,082)
Consolidated Adjusted EBITDAR (5,7)	181,903	180,707	359,566	355,562
Lease Payments (6)	(102,862)	(101,315)	(203,691)	(200,632)
Consolidated Adjusted EBITDA, net of Lease Payments (5,7)	$79,041	$79,392	$155,875	$154,930
Consolidated Adjusted EBITDAR margin % (5,7)	28.1%	27.6%	28.2%	27.5%

(1)	Consists of Council Bluffs, East Chicago, Kansas City, St. Charles, Belterra Resort, Belterra Park, Meadows and River City.

(2)	Consists of Vicksburg, Bossier City, New Orleans, Baton Rouge, and Lake Charles.

(3)	Consists of Black Hawk, Cactus Petes, and Horseshu.

(4)	Includes corporate expenses, as well as results from the management of Retama Park Racetrack.

(5)
The Master Lease is accounted for as a financing obligation. Payments made to GLPI for the Master Lease are recorded as a reduction of the financing obligation on the balance sheet and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI for the Master Lease are not recorded as an operating expense and are not reflected in Consolidated Adjusted EBITDAR. The Meadows Lease is accounted for as an operating lease. The Company records rent expense related to this lease as an operating expense in its unaudited Condensed Consolidated Statements of Operations. Consolidated Adjusted EBITDAR is presented before the impact of rent expense associated with the Meadows Lease.

(6)
See the Glossary of Terms for a detailed description of Lease Payments. The Company made payments to GLPI for the Master Lease and Meadows Lease of $96.4 million and $6.4 million, respectively, in the three months ended June 30, 2018 and $190.8 million and $12.9 million, respectively, in the six months ended June 30, 2018. The Company made payments to GLPI for the Master Lease and Meadows Lease of $94.9 million and $6.4 million, respectively, in the three months ended June 30, 2017 and $187.9 million and $12.7 million, respectively, in the six months ended June 30, 2017.

(7)
See the Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

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Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Cash and cash equivalents	$148,558	$184,218
Land, buildings, vessels and equipment, net	2,567,506	2,629,013
Other assets, net	1,142,955	1,136,997
Total assets	$3,859,019	$3,950,228

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities, other than long-term debt and long-term financing obligation	$296,975	$345,346
Long-term debt, including current portion (1)	749,230	812,324
Long-term financing obligation, including current portion (2)	3,094,275	3,113,529
Total liabilities	4,140,480	4,271,199
Total stockholders' deficit	(281,461)	(320,971)
Total liabilities and stockholders' deficit	$3,859,019	$3,950,228

(1)
Represents Conventional Debt related to the Company's senior secured credit facilities and 5.625% Senior Notes due 2024, net of unamortized discount and debt issuance costs. Total unamortized discount and debt issuance costs were $8.4 million and $9.4 million as of June 30, 2018 and December 31, 2017, respectively.

(2)
The Master Lease is accounted for as a financing obligation. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI for the Master Lease over the remaining lease term, which includes all renewal options since they were reasonably assured of being exercised at the inception of the Master Lease. The derivation of the present value of the future minimum lease payments is calculated using an imputed borrowing rate of 10.5%.

3

Pinnacle Entertainment, Inc.
Supplemental Information
Principal Balances of Conventional Debt
(amounts in thousands)

	June 30, 2018	December 31, 2017
	(unaudited)
Revolving Credit Facility (1)	$162,500	$169,250
Term Loan A Facility (1)	95,000	152,437
Senior Secured Credit Facilities	257,500	321,687
5.625% Senior Notes (2)	500,000	500,000
Other	65	69
Total Conventional Debt	$757,565	$821,756

(1)	Represents the outstanding principal amount of Conventional Debt from the Company's senior secured credit facilities, which consists of a revolving credit facility and a term loan A facility.

(2)	Represents the outstanding principal amount of Conventional Debt from the Company's 5.625% Senior Notes due 2024.

4

Pinnacle Entertainment, Inc.
Supplemental Information
Selected Cash Flow Data
(amounts in thousands, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Cash paid for interest related to Conventional Debt (1)	$16,247	$17,693	$19,380	$22,024
Cash paid for state and federal income taxes	$1,353	$706	$1,946	$2,677
Capital expenditures	$21,323	$21,827	$39,553	$38,684

(1)
Represents cash paid for interest and fees attributable to the Company's Conventional Debt, which was issued at the closing of the transactions with GLPI on April 28, 2016. The 5.625% Senior Notes due 2024 pay interest semi-annually on May 1st and November 1st of each year.

5

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of Net Income to Consolidated Adjusted EBITDAR
and Consolidated Adjusted EBITDA, net of Lease Payments
and Net Income Margin to Consolidated Adjusted EBITDAR Margin
(amounts in thousands, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Net income	$21,766	$8,426	$43,560	$25,634
Rent expense under the Meadows Lease	4,172	4,083	8,343	8,166
Depreciation and amortization	49,625	56,157	99,664	112,175
Pre-opening, development and other costs	705	1,795	2,525	2,594
Non-cash share-based compensation expense	4,855	4,291	8,750	6,711
Write-downs, reserves and recoveries, net	2,597	7,928	4,998	8,452
Interest expense, net	101,129	96,630	193,482	190,738
Loss from equity method investment	89	90	89	90
Income tax expense (benefit)	(3,035)	1,307	(1,845)	1,002
Consolidated Adjusted EBITDAR (1,2)	181,903	180,707	359,566	355,562
Lease Payments (3)	(102,862)	(101,315)	203,691	200,632
Consolidated Adjusted EBITDA, net of Lease Payments (1,2)	$79,041	$79,392	$155,875	$154,930
Net income margin %	3.4%	1.3%	3.4%	2.0%
Consolidated Adjusted EBITDAR margin % (2)	28.1%	27.6%	28.2%	27.5%

(1)
The Master Lease is accounted for as a financing obligation. Payments made to GLPI for the Master Lease are recorded as a reduction of the financing obligation on the balance sheet and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI for the Master Lease are not recorded as an operating expense and are not reflected in Consolidated Adjusted EBITDAR. The Meadows Lease is accounted for as an operating lease. The Company records rent expense related to this lease as an operating expense in its unaudited Condensed Consolidated Statements of Operations. Consolidated Adjusted EBITDAR is presented before the impact of rent expense associated with the Meadows Lease.

(2)
See the Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

(3)
See the Glossary of Terms for a detailed description of Lease Payments. The Company made payments to GLPI for the Master Lease and Meadows Lease of $96.4 million and $6.4 million, respectively, in the three months ended June 30, 2018 and $190.8 million and $12.9 million, respectively, in the six months ended June 30, 2018. The Company made payments to GLPI for the Master Lease and Meadows Lease of $94.9 million and $6.4 million, respectively, in the three months ended June 30, 2017 and $187.9 million and $12.7 million, respectively, in the six months ended June 30, 2017.

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